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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)

                                                                                                            NINE MONTHS
                                                                                                               ENDED
                                                                       YEAR ENDED                          SEPTEMBER 30,
                                                    -------------------------------------------------   --------------------
                                                      2000       1999      1998      1997      1996       2001       2000
                                                    ---------   -------   -------   -------   -------   --------   ---------
Income (loss) before income taxes, equity in
  earnings of nonconsolidated affiliates and
  extraordinary item...............................   688,384   220,213   117,922   104,077    71,240   (830,752)    831,394
Dividends and other received from nonconsolidated
  affiliates.......................................     4,934     7,079     9,168     4,624    10,430      4,332       8,818
                                                    ---------   -------   -------   -------   -------   --------   ---------
Total..............................................   693,318   227,292   127,090   108,701    81,670   (826,420)    840,212
Fixed Charges......................................
Interest expense...................................   413,425   192,321   135,766    75,076    30,080    441,635     244,875
Amortization of loan fees..........................    12,401     1,970     2,220     1,451       506     10,995         234
Interest portion of rentals........................   150,317    24,511    16,044     6,120       424    132,565      80,416
                                                    ---------   -------   -------   -------   -------   --------   ---------
Total fixed charges................................   576,143   218,802   154,030    82,647    31,010    585,195     325,525
Preferred stock dividends..........................
Tax effect of preferred dividends..................        --        --        --        --        --         --          --
After tax preferred dividends......................        --        --        --        --        --         --          --
                                                    ---------   -------   -------   -------   -------   --------   ---------
Total fixed charges and preferred dividends........   576,143   218,802   154,030    82,647    31,010    585,195     325,525
Total earnings available for payment of fixed
  charges.......................................... 1,269,461   446,094   281,120   191,348   112,680   (241,225)  1,165,737
                                                    ---------   -------   -------   -------   -------   --------   ---------
Ratio of earnings to fixed charges.................      2.20      2.04      1.83      2.32      3.63       (.41)       3.58
                                                    ---------   -------   -------   -------   -------   --------   ---------
Rental fees and charges............................   429,476   306,393   200,550    76,500     5,299    378,757     321,665
Interest rate......................................        35%        8%        8%        8%        8         35%         25%
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